Exhibit 99.1

For Immediate Release	Contact Information
Friday, April 15, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company to Webcast IPAA Symposium Presentation

          SAN ANTONIO -- April 15, 2005 -- The Exploration Company (Nasdaq:TXCO) will update investors and analysts on its Maverick Basin growth strategy at the Independent Petroleum Association of America's Oil & Gas Investment Symposium (OGIS), set for April 18-20 in New York

          Vice President-Capital Markets Roberto R. Thomae will give a 20-minute presentation, scheduled to start at 1:35 p.m. Eastern time (12:35 p.m. Central time) Tuesday, April 19. The presentation will be available live via the Internet on TXCO's Web site at www.txco.com/presentation.html and will be archived 90 days.

IPAA's 11th annual OGIS, hosted at the Sheraton New York Hotel and Towers, features leading exploration and production companies, oil service firms and capital providers.

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

          More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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